Exhibit 10.5
SUN COUNTRY EXECUTIVE EMPLOYMENT LETTER
Dear Torque,
This Employment Letter Agreement (this “Agreement”), effective as of October 29, 2025 (“Effective Date”), is made by and between Daniel Torque Zubeck (the “Executive”) and Sun Country, Inc., a Minnesota corporation (together with any of its subsidiaries and affiliates) as may employ the Executive from time to time, and any and all successors thereto (the “Company”), and outlines the terms of your employment with the Company. As of the Effective Date, this Agreement shall supersede in its entirety the Employment Letter, dated as of September 2, 2025, previously entered into between the Executive and the Company.
By execution of this Agreement, the Executive agrees to the terms outlined below.
1.Employment.
(a)In General. The Company shall employ the Executive, and the Executive shall be employed by the Company, on an at will basis (“Term”), in the position set forth in Section 1(b), and upon the other terms and conditions herein provided.
(b)Position and Duties. During the Term, the Executive shall serve in the role of Chief Financial Officer and Senior Vice President of the Company, with responsibilities, duties, and authority customary for such position. The Executive shall report to the Chief Executive Officer of the Company. The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company.
2.Compensation and Related Matters.
(a)Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $350,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”).
(b)Annual Bonus. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive a discretionary annual cash bonus (the “Annual Bonus”) in accordance with the terms of the Company’s then in effect Omnibus Incentive Plan (the “Plan”). The Executive’s actual Annual Bonus for a given year, if any, shall be determined on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Company’s Board of Directors (“Board”) and communicated to the Executive at the beginning of such year. Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company through the date of payment, except as otherwise provided in Section 4.
(c)Equity. The Executive shall be granted certain equity interests of Sun Country Airlines Holdings, Inc., (the “Equity”), subject to the terms and conditions determined by the

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Board and/or the Compensation Committee, and set forth in the Plan and the applicable award agreement(s) thereunder.
(d)Executive Travel Benefits. The Executive is entitled to both positive-space and space-available travel benefits, in accordance with the Company’s rules and policies.
(i)Positive Space Travel. Positive space travel is permitted as follows: the Executive will receive an annual credit of $10,000 in the Executive’s Universal Air Travel Plan (“UATP”) account for personal travel on Company scheduled flights for the Executive and certain Qualifying Friends and Family (as defined below). Any increases to the annual credit of other executives of the same rank shall apply equally to the Executive.  Each flown segment is valued at $75, and deducted from the UATP account.  The value of this benefit is reported as taxable income with taxes on such income paid for by the Company.
(ii)Qualifying Friends & Family. “Qualifying Friends and Family” are defined as follows:
(A)If the Executive travels on a flight itinerary, the Executive may bring up to eight friends or family members, on the same itinerary, on any scheduled Company flight (provided such persons are not prohibited by Company from traveling on Company flights).
(B)If the Executive is not listed on the flight itinerary, (x) the Executive’s Circle of Travelers (defined under the Company’s Employee Travel Policy) may use the Executive’s positive travel benefit for any scheduled Company flight and flown segments will be deducted from the UATP account; or (y) any friend or family member not otherwise prohibited by Company from traveling on Company’s flights, may travel on any scheduled Company flight with Executive’s consent, and flown segments will be deducted from the UATP account.
(iii)Space Available Travel. The Executive and the Executive’s Circle of Travelers may also travel on scheduled Company flights in accordance with the Company’s Employee Travel Policy, in which case, flown segments will not be deducted from the Executive’s UATP account.
(iv)Travel Benefits Vesting. Upon the earlier of (x) five (5) years of service to SCA, measured from the Executive’s original hire date; or (y) the acquisition by any person or related “group” of persons, or persons acting jointly or in concert, of beneficial ownership (including control or direction) of 50% or more (on a fully diluted basis) of either (A) the then-outstanding shares of Common Stock, including Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock, or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of directors, but excluding any acquisition by the Company or any of its affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its affiliates; Executive’s travel benefits under this

Agreement vest and are non-forfeitable for the Executive’s lifetime and therefore are useable by Executive for the remainder of Executive’s life.
(e)Relocation. The Company shall, for up to 180 days following September 2, 2025, pay or reimburse the Executive for reasonable, documented expenses actually incurred by the Executive for temporary housing or to commute to Minneapolis prior to his relocation. If the Executive resigns from the Company or is terminated by the Company for Cause before 18 months following September 2, 2025, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid under this Section 2(e).
(f)Other Benefits. The Executive shall be entitled to receive other benefits (e.g., vacation, welfare benefits, etc.) in accordance with the Company’s rules and policies as adopted from time to time by the Company.
3.Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:
(a)Circumstances.
(i)Death; Disability. The Executive’s employment hereunder shall terminate upon his or her death. The Company may terminate the Executive’s employment upon the Executive becoming disabled.
(ii)Termination with Cause. The Company may terminate the Executive’s employment with “Cause” upon (i) the Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, any (x) felony, (y) misdemeanor involving moral turpitude, or (z) other crime involving either fraud or a breach of the Executive’s duty of loyalty with respect to the Company or any affiliates thereof, or any of its customers or suppliers, (ii) the Executive’s failure to perform duties as reasonably directed by the Chief Executive Officer of the Company after written notice thereof and failure to cure within ten (10) business days of receipt of the written notice, (iii) the Executive’s fraud, misappropriation, embezzlement (whether or not in connection with employment), or material misuse of funds or property belonging to the Company or any of its affiliates, (iv) the Executive’s willful violation of the policies of the Company or any of its subsidiaries, or gross negligence in connection with the performance of his or her duties, after written notice thereof and failure to cure within ten (10) business days of receipt of written notice, (v) the Executive's use of alcohol that interferes with the performance of the Executive's duties or use of illegal drugs, if either (A) the Executive fails to obtain treatment within ten (10) business days after receipt of written notice thereof or (B) the Executive obtains treatment and, following Executive’s return to work, the Executive’s use of alcohol again interferes with the performance of the Executive’s duties or the Executive again uses illegal drugs, (vi) the Executive’s material breach of this Agreement, and failure to cure such breach within ten (10) business days after receipt of written notice, or (vii) the Executive’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within ten (10) days after the Executive becomes aware of such breaches, to the extent curable) or the non-solicitation provisions to which the Executive is subject (including, without limitation, under this Agreement, if applicable). If, within thirty (30) days subsequent to the Executive’s termination of employment for any reason other than by the Company for Cause, the Company discovers facts such that the Executive's termination of employment could have been for Cause, the Executive's termination of employment will be deemed to have been for Cause for all purposes, and the Executive will be required to disgorge/forfeit to the Company all amounts received under this Agreement, all equity awards or otherwise that would not have been payable to the Executive had such termination of employment been by the Company for Cause.
(iii)Termination without Cause. The Company may terminate the Executive’s employment without Cause.
(iv)Resignation. The Executive may resign from his or her employment upon not less than sixty (60) days’ advance written notice to the Chief Executive Officer of the Company.
(v)CIC Qualifying Termination. The Executive’s employment is terminated by the Company without Cause or by resignation for Good Reason, in each case, on or within 24 months following a Change in Control (as defined in the Plan) (as applicable, a “CIC Qualifying Termination”).
(b)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice (a “Notice of Termination”) to the other party hereto specifying a date for termination in accordance with the applicable provision (“Date of Termination”).
(c)Termination of All Positions. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination or such other date requested by the Company, from all positions and offices that the Executive then holds with the Company and its affiliates. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations, and in the event that the Executive is unable or unwilling to execute any such document, Executive hereby grants his or her proxy to any officer of the Company to so execute on his or her behalf.
(d)Suspension of Duties. The Company reserves the right to bar the Executive from the offices of the Company or any of its affiliates and to require that the Executive refrain from undertaking all or any of the Executive’s duties.
4.Company Obligations upon Termination of Employment.
(a)In General. Upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any Annual Bonus for the year prior to the year in which the Date of Termination occurred, that was earned but not yet paid, and (iii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 2(g) (other than severance plans, programs, or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits (collectively, the “Accrued Obligations”). Notwithstanding anything to the contrary, upon a termination by the Company with Cause, the Accrued Obligations shall not include the amount set forth in clause (ii) of the preceding sentence.
(b)Termination without Cause. If the Company terminates the Executive’s employment without Cause pursuant to Section 3(a)(iii):
(i)the Executive shall be entitled to the Accrued Obligations;
(ii)the Company shall continue to pay the Annual Base Salary in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the earlier to occur of (A) the twelve (12) month anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained herein or in the Release (as hereafter defined), after receipt of written notice thereof and expiration of a 10 business day cure period (the “Severance Payments”); provided, however, the installment payments payable pursuant to this Section 4(b) shall commence on the first payroll period following the effective date of the Release (as defined below) (the “Payment Date”), and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 4(b) from the Date of Termination through the date of such initial payment;
(iii)the Company shall pay the Executive the pro-rata portion of his or her Annual Bonus for the portion of time the Executive was employed during the year during which the Date of Termination occurred (the “Pro-Rata Bonus”), to be paid out at or around the same time, in the same manner and means, and subject to the same performance criteria (including the resulting percentage of target payout) as annual cash bonuses paid to other executives of the Company; and
(iv)the Executive shall be permitted to elect continued coverage under COBRA for him or herself and his or her spouse and eligible dependents until the earlier of (A) the Executive becoming eligible for coverage under another employer’s benefit plans or (B) twelve (12) months following the Date of Termination. The cost of such coverage to the Executive will be the employee portion of the applicable COBRA premium for each applicable year of coverage as determined by the Company for the level of coverage elected by the Executive and his or her spouse and eligible dependents, with the Company continuing to be responsible for payment of the employer-portion of such premiums as well as any administrative fees. The Company will report the total amount of the COBRA premiums paid on the Executive’s behalf for COBRA coverage under the Company self-insured group medical plan and provide the Executive with an additional amount of compensation so that such COBRA coverage will be on a tax neutral basis.
(c)CIC Qualifying Termination. If the Executive’s employment is terminated as a result of a CIC Qualifying Termination:

(i)the Executive shall be entitled to all benefits in Section 4(b) above (Termination without Cause); provided, that:
(A) the Severance Payments described in Section 4(b)(ii) shall instead be paid beginning on the Date of Termination and ending on the earlier to occur of (A) the eighteen (18) month anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained herein or in the Release (as hereafter defined), after receipt of written notice thereof and expiration of a 10 business day cure period; and
(B)the Pro-Rata Bonus described in Section 4(b)(iii) shall instead be based on actual performance measured through the Termination Date, and paid out on or around the later of the first pay period following the Company’s determination of such performance and the Payment Date;
(ii)all unvested time-based restricted stock units shall accelerate and vest; and
(iii)the Company shall pay the Executive an amount equal to 150% of the greater of target or actual performance of his or her full Annual Bonus for the year during which the Date of Termination occurred, such performance to be measured through the Termination Date, to be paid out on or around the later of the first pay period following the Company’s determination of such performance and the Payment Date.
For the avoidance of doubt, there shall be no duplication of benefits as between Section 4(b) and Section 4(c).

(d)“Good Reason” shall mean, without the Executive’s written consent, (i) a material reduction of Executive’s duties and responsibilities in his or her capacity as Chief Financial Officer and Senior Vice President of the Company or a change in title, (ii) a material reduction in the Executive’s Annual Base Salary or target annual bonus opportunity, (iii) the relocation of the Executive’s principal work location to a location outside a 50-mile radius of the current location, or (iv) any material breach by the Company of any material term or provision of this Agreement or any other written agreement between the Executive and the Company and its affiliates; provided, however, that the Executive cannot terminate his or her employment for Good Reason unless the Executive has first provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of becoming aware of the existence of such grounds and the Company has been afforded at least thirty (30) days from the date on which such notice is provided to cure such circumstances and has failed to do so. If the Executive does not terminate his or her employment for Good Reason within thirty (30) days after the expiration of such cure period, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.
(e)Release. Notwithstanding anything herein to the contrary, the amounts payable to the Executive under Sections 4(b) or 4(c), other than the Accrued Obligations, shall be contingent upon and subject to the Executive’s (or the Executive’s estate, if applicable)

execution and non-revocation of a general waiver and release of claims agreement in the Company’s customary form, which in any case shall include a twelve (12) month (i) non-solicitation and non-hire clause; and (ii) nondisclosure, nondisparagement, and intellectual property protection clause, each in the Company’s standard form (the “Release”) (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination.
(f)Survival. Except as otherwise set forth herein, the expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.
5.Assignment and Successors. The Company may assign its rights and obligations under this Agreement. The Executive may not assign his or her rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his or her employment, all unpaid amounts otherwise due the Executive (including under Section 4) shall be paid to his or her estate.
6.Governing Law; Jurisdiction. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States. The parties agree that any suit, action or proceeding brought by or against such party in connection with this Agreement shall be brought solely in any state or federal court within the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.
7.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
8.Entire Agreement. The terms of this Agreement (together with any other agreements and instruments expressly contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and its affiliates and to supersede any and all prior employment agreements, offer letters, severance agreements and similar agreements, plans, provisions, understandings or arrangements, whether written or oral, and all such prior agreements, plans, provisions, understandings or arrangements shall be null and void in their entirety and of no further force or effect. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

9.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive). By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company (other than the Executive) may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
10.Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
11.Employee Representations. The Executive represents, warrants and covenants that (i) that he or she has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his or her own judgment, (ii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject, (iii) the Executive shall keep all terms of this Agreement confidential, except with respect to disclosure to the Executive’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential, and (iv) the Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.
12.Section 409A.
(a)General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this

Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(l)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 12(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(b)Separation from Service Under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that is “nonqualified deferred compensation” subject to Section 409A of the Code shall be payable pursuant to Section 4 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section l .409A-l(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 4, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death: provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 12(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section l.409A-l(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 4 shall be treated as a right to receive a series of separate and distinct payments; (v) if the sixty day period following the Date of Termination ends in the calendar year following the year that includes the Date of Termination, then payment of any amount that is conditioned upon the execution of the Release and is subject to Section 409A shall not be paid until the first day of the calendar year following the year that includes the Date of Termination, regardless of when the Release is signed; and (vi) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred . The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. The right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.
13.Section 280G of the Code.
(a)If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise ( “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (x) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (y) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) cash payments (from latest scheduled to earliest scheduled); (2) any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value (with the highest value reduced first); and (3) any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.2800-1, Q&A 24); and (4) any other non-cash benefits (from latest scheduled to earliest scheduled).
(b)Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 13 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 13. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13(b).
(c)Notwithstanding the foregoing, in the event that no stock of the Company or its Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the change in control, the Board may elect to submit to a vote of shareholders for approval the portion of the Transaction Payments that equals and exceeds three times the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.2800-1, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.
[signature page follows]

We look forward to having you on board.

Very truly yours,

Sun Country, Inc.
By:        /s/ Jude Bricker
Name: Jude Bricker
Title: Chief Executive Officer
ACKNOWLEDGED AND AGREED:
EXECUTIVE
/s/ Daniel Torque Zubeck
Daniel Torque Zubeck